Exhibit 99.1

TFF Pharmaceuticals Announces Updated Data from the Tacrolimus Inhalation Powder (TFF TAC) and Voriconazole Inhalation Powder (TFF VORI) Clinical Programs

Eight of Eight Patients Successfully Transitioned from Oral Tacrolimus to TFF TAC with No Sign of Acute Rejection at Reduced Systemic Exposures

Data from TFF VORI Phase 2 and EAP Program Continue to Demonstrate Antifungal Activity and a Favorable Safety and Tolerability Profile

TFF TAC Program Prioritized Based on Positive Phase 2 Data, the Potential to Address a Significant Unmet Need in Lung Transplant Medicine and Substantial Market Opportunity

Company to Hold Conference Call and Webcast Today at 4:30 pm ET

FORT WORTH, TX – Mar 27, 2024 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP) (“the Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today announced updated data from the Tacrolimus Inhalation Powder (TFF TAC) and Voriconazole Inhalation Powder (TFF VORI) clinical programs.

Today’s updated data provide further promising evidence in support of the continued development of both TFF TAC and TFF VORI, with the interim clinical data suggesting that each product can be delivered safely and efficaciously into the lungs,” said Harlan Weisman, M.D., President and Chief Executive Officer of TFF Pharmaceuticals. “Based on the totality of these clinical data, we believe TFF TAC and TFF VORI have the potential to establish a new and significantly improved form of delivery for these two life-saving medicines. Initial data from these two programs demonstrate that Thin Film Freezing can generate inhalational products from approved medicines to improve efficacy through direct-to-lung delivery while decreasing systemic exposures and toxicities, with what we believe could become a best-in-class pulmonary drug delivery technology.

TFF TAC and TFF VORI Clinical Data Updates

Today, the Company is presenting new data from the ongoing Phase 2 study of TFF TAC for the prevention of acute rejection in lung transplant, and from the Phase 2 study and the Expanded Access Program (EAP) of TFF VORI for the treatment of invasive pulmonary aspergillosis (IPA). The updated safety and efficacy data are based on the cutoff date of March 8, 2024.

TFF TAC – updated Phase 2 data

The ongoing Phase 2 trial of TFF TAC is an open-label study in lung transplant patients who require reduced tacrolimus blood levels due to kidney toxicity. Part A of the trial is a 12-week treatment period, and Part B is an optional safety extension period. Trial endpoints include safety, tolerability, kidney function, and acute allograft rejection.

In December, the Company announced initial data from the first four patients enrolled in the trial. Today, the Company is presenting data from another four patients in the trial (N=8).

Updated Efficacy

●	Successful transition eight of eight patients from oral Tacrolimus to TFF TAC

●	No evidence of acute rejection:

o	No signs and symptoms suggestive of acute rejection

o	No use of pulse corticosteroids to treat acute rejection

o	No deterioration in spirometry

o	No chest x-ray findings suggestive of acute rejection

●	4/4 patients who completed Part A chose to remain on TFF TAC and proceeded to Part B.

Biomarker data will be disclosed at a Late Breaking Clinical Science abstract session at 44th Annual International Society for Heart and Lung Transplantation (ISHLT) 2024 Meeting on April 13, 2024. Professor Gregory Snell, the lead Principal Investigator of the TFF TAC Phase 2 study, will deliver the oral presentation.

Updated Safety

●	No mortality

●	No TFF TAC discontinuation due to an AE

●	Majority of TEAEs were Grade 2 or lower in severity

●	Maintenance of kidney function

On March 20, 2024, the Company announced prioritization of the TFF TAC program based on positive data from the ongoing Phase 2 study, the potential of the product to address a significant unmet need in lung transplant medicine, and the substantial market opportunity.

TFF VORI – updated Phase 2 and EAP data

The Phase 2 trial of TFF VORI enrolled patients with IPA and evaluated TFF VORI versus oral voriconazole in a 3:1 randomization after 13 weeks of treatment in an open label study. The trial endpoints included safety and tolerability, clinical, radiologic and mycologic responses, as well as all-cause mortality.

In December 2023, the Company presented initial safety data from a total of seven patients treated with TFF VORI – three from the Phase 2 study and four from the EAP. Of these seven patients, five had completed at least eight weeks of TFF VORI therapy and were therefore also eligible for assessment of treatment response. The Company found the initial data from TFF VORI to be directionally informative, and given the availability of considerable historical and real-world data on safety, tolerability and efficacy for oral voriconazole, sufficient to move towards Phase 3 development. Therefore, enrollment in the Phase 2 study was stopped to focus resources on next steps for the program. The Expanded Access Program is still open and is continuing to enroll patients.

As of March 8, 2024, two additional patients have enrolled in the EAP, bringing the total number of patients receiving TFF VORI up to nine. Today, the Company now has follow-up safety data on one of the two new EAP patients and is therefore providing updated safety data for eight patients. With respect to efficacy, one additional patient from the Phase 2 study completed TFF VORI therapy and therefore became available for treatment response bringing the total number of patients for assessment of efficacy to six.

Updated Efficacy

●	Five of six patients achieved a clinical response with TFF VORI, which we define as improvements in signs, symptoms and/or spirometry

●	Five of six patients achieved a mycologic response, meaning no evidence of fungal infection on follow up assessment

●	Three of four patients, who had an abnormal chest CT at baseline and also had a follow up chest CT, achieved a radiologic response, meaning improvement in radiologic findings attributable to their fungal infection.

●	No need for continued anti-fungal use after treatment with TFF VORI in all six patients.

Updated Safety

●	TFF VORI continues to maintain an attractive safety profile:

o	No IPA-related mortality.

o	No all-cause mortality

▪	One TFF VORI discontinuation due to an unrelated adverse event of COVID infection that required intubation.

▪	Majority of treatment-related adverse events (TEAEs) were deemed unrelated to TFF VORI

▪	Majority of TEAEs were Grade 2 or lower in severity.

▪	No hepatic toxicity

▪	No visual disturbances.

On March 20, 2024, the Company announced its decision to explore strategic alternatives, including partnering opportunities, collaborations, and government-based funding sources to support the continued development of TFF VORI.

Conference Call and Webcast Information

The Company will host a conference call today at 4:30 pm Eastern Time, to discuss updated data for the Tacrolimus Inhalation Powder (TFF TAC) and Voriconazole Inhalation Powder (TFF VORI) clinical programs. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-888-886-7786

International Dial-In Number: 1-416-764-8658

Conference ID: 24531709

Call me™: LINK (will be made active 15 minutes prior to the scheduled start time)

The call will also be broadcast live over the Web and can be accessed on TFF Pharmaceuticals’ Website, https://tffpharma.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1658279&tp_key=8445c4138a

The conference call will also be available for replay for one month on the Company's website in the Events Calendar of the Investors section.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF TAC (Tacrolimus Inhalation Powder) and TFF VORI (Voriconazole Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by over 170 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including the advancement of TFF TAC and TFF VORI into potentially registration-enabling studies; the expectation that the initial data readouts for TFF TAC and TFF VORI will be consistent with the further data from the ongoing Phase 2 clinical trials and related EAP; and the benefits of the Company’s TFF platform. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the further data from the ongoing Phase 2 clinical trials and related EAP for TFF TAC and TFF VORI will not be favorably consistent with the initial data initial data readouts, (ii) the risk that the Company may not be able to advance to registration-enabling studies for TFF TAC and TFF VORI candidates, (iii) success in early phases of pre-clinical and clinicals trials do not ensure later clinical trials will be successful; (iv) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (v) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (vi) the risk that the Company may not be able to obtain additional working capital with which to continue the Phase 2 clinical trials and related EAP, or advance to the initiation of registration-enabling studies, for TFF TAC and TFF VORI as and when needed and (vii) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

4